Exhibit(d)(3)
LIMITED GUARANTY

Limited Guaranty, dated as of May 31, 2011 (this “Limited Guaranty”), by PAG Asia I LP ( “Guarantor”), in favor of Funtalk China Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

This Limited Guaranty is one of eight (8) guaranties (such other limited guaranties, the “Other Limited Guaranties”), with the others being made by ARCH Digital Holdings Ltd, Capital Ally Investments Limited, GM Investment Company Limited, Sinowill Holdings Limited, Huge Harvest Enterprises Limited, Kingstate Group Limited and Trend Focus Limited (the “Other Guarantors”) and certain other parties, to the Guaranteed Party on the date of this Limited Guaranty.

1.         GUARANTY. (a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of May 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Fortress Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Fortress Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party, with the Guaranteed Party surviving the merger as a wholly owned subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as the primary obligor and not merely as surety, pursuant to the terms and subject to the conditions herein, the due and punctual performance and discharge of 44.91% (the “Guaranteed Percentage”) of (A) the payment obligations of Parent to the Guaranteed Party under Section 8.5(c) of the Merger Agreement as and when due under the Merger Agreement (the “Parent Fee Obligations”) and (B) the expense reimbursement obligations of Parent to the Guaranteed Party under Sections 5.4(d) and 8.5(c) of the Merger Agreement as and when due under the Merger Agreement (the “Expense Obligations” and, together with the Parent Fee Obligations, the “Guaranteed Obligations”). In no event shall the Guarantor’s aggregate liability under this Limited Guaranty (exclusive of reimbursement of expenses, if applicable, pursuant to Section 1(c) of this Limited Guaranty) exceed the Guaranteed Percentage of an aggregate amount equal to (x) any Guaranteed Obligations minus (y) any Guaranteed Obligations actually paid by Parent or Merger Sub to the Guaranteed Party (such limitation on the aggregate liability of the Guarantor for its Guaranteed Obligations being herein referred to as the Guarantor’s “Cap”, subject to adjustment under clause (i) of the last sentence of paragraph 5 below), it being understood that this Limited Guaranty may not be enforced against the Guarantor without giving effect to the Guarantor’s Cap (and to the provisions of Sections 9 (Continuing Guaranty) and 10 (No Recourse) hereof); provided, that solely in the event that the Guarantor has sole responsibility for payment of the Guaranteed Obligations under and in accordance with Section 5.9(b) of the Subscription Agreement, (A) the Guaranteed Percentage of the Guarantor shall equal to 100%, and (B) the Cap shall be reduced by any Guaranteed Obligations actually paid by the Other Guarantors.  The guarantee by the Guarantor of the Guaranteed Obligations under this Limited Guaranty may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. The Guarantor shall make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind, except as expressly provided in this Limited Guaranty. The Guarantor acknowledges that the Guaranteed Party entered into the transactions contemplated by the Merger Agreement in reliance upon the execution of this Limited Guaranty.

(b) If Parent fails to fully and timely discharge any of the Guaranteed Obligations when due, then the Guarantor’s liabilities and obligations to the Guaranteed Party hereunder in respect of such Guaranteed Obligation shall, on demand, become immediately due and payable (up to the Guarantor’s Cap) and the Guarantor hereby agrees to promptly fully perform and discharge, or to cause to be promptly fully performed and discharged, such Guaranteed Obligation.

(c) The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is judicially determined that the Guarantor is required to make such payment hereunder.

(d) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Limited Guaranty were not performed in accordance with its specific terms or were otherwise breached and further agree that the Guaranteed Party shall be entitled to an injunction, specific performance and other equitable relief against the Guarantor to prevent breaches of this Limited Guaranty and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity (subject, in all cases, to the Cap), and shall not be required to provide any bond or other security in connection with any such order or injunction.  The Guarantor further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (x) the Guaranteed Party has an adequate remedy at law or (y) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity (collectively, the “Prohibited Defense”).

(e) In furtherance of the foregoing, but subject to the last sentence of paragraph 5, the Guarantor acknowledges that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor in respect of the performance of the Guaranteed Obligations (subject to the Guarantor’s Cap) regardless of whether any action is brought against Parent, Merger Sub or any of the Other Guarantors, or whether Parent, Merger Sub or any of the Other Guarantors is joined in any action or actions.

2.         NATURE OF GUARANTY. The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder.  The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub.  In the event that any payment to the Guaranteed Party in respect of the Guaranteed Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Obligations (up to the Guarantor’s Cap) as if such payment had not been made.  This Limited Guaranty is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder.

3.         CHANGES IN GUARANTEED OBLIGATIONS, CERTAIN WAIVERS. Subject to clause (i) of the last sentence of paragraph 5 below, the Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of performance of any of the Guaranteed Obligations, and may also make any agreement with Parent, Merger Sub or with any other Person interested in the transactions contemplated by the Merger Agreement (including the Other Guarantors), for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guaranty or affecting the validity or enforceability of this Limited Guaranty. The Guarantor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed by Parent, Merger Sub and the Guaranteed Party in connection with any of the Guaranteed Obligations (in each case, except in the event of any increase in the aggregate amount of the Parent Termination Fee or amendment to the circumstances under which the Guaranteed Obligations is payable); (c) the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge or release of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement) of the Guarantor or any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement other than any discharge or release arising from the bankruptcy or insolvency of Parent or Merger Sub and other defenses expressly waived hereby; (d) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including the Other Guarantors); (e) the existence of any claim, set-off, judgment or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Guaranteed Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Guaranteed Obligations; (g) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including the Other Guarantors); or (h) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than a discharge of the Guarantor with respect to the Guaranteed Obligations as a result of payment in full of the Guaranteed Obligations in accordance with their terms, a discharge of the Parent with respect to the Guaranteed Obligations under the Merger Agreement, or as a result of defenses to the payment of the Guaranteed Obligations that would be available to Parent under the Merger Agreement). To the fullest extent permitted by Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guaranty and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement or notices expressly provided pursuant to this Limited Guaranty), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent, Merger Sub or any other Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than a breach by the Guaranteed Party of this Limited Guaranty). The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guaranty are knowingly made in contemplation of such benefits.  The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding asserting or assert as a defense in any proceeding, (i) the Prohibited Defenses, (ii) subject to clause (ii) of the last sentence of Section 5 (No Subrogation) hereof, that this Limited Guaranty is illegal, invalid or unenforceable in accordance with its terms or (iii) the value, genuineness, validity, regularity, illegality or enforceability of the Merger Agreement in accordance with its terms.

4.         NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder or under the Merger Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder.  Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other contracts shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time subject to the terms and provisions hereof. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent or Merger Sub or any other Person now or hereafter liable for any Guaranteed Obligations or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

5.         NO SUBROGATION. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent or Merger Sub  with respect to any of the Guaranteed Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Limited Guaranty, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Obligations shall have been paid in full.  If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Guaranteed Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied against all amounts payable by the Guarantor under this Limited Guaranty. Notwithstanding anything to the contrary contained in this Limited Guaranty or otherwise, the Guaranteed Party hereby agrees that: (i) to the extent Parent or Merger Sub is relieved of all or any portion of the Guaranteed Obligations under the Merger Agreement by the satisfaction thereof or pursuant to any agreement with the Guaranteed Party (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to the product of the Reduction Amount multiplied by the Guaranteed Percentage; (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guaranty (which in any event shall be subject to the Guarantor’s Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Guaranteed Obligations, as well as any defenses in respect of any fraud or willful misconduct of the Guaranteed Party hereunder or any breach by the Guaranteed Party of any of the terms or provisions hereof.

6.         REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that: (a)(i) it is a legal entity duly organized, validly existing and in good standing under the laws of its  jurisdiction of organization, (ii) the execution, delivery and performance of this Limited Guaranty have been duly authorized by all necessary action and do not contravene any provision of the Guarantor’s memorandum and articles of association, partnership agreement, operating agreement or similar organizational documents, or any Law or material contractual restriction binding on the Guarantor or its assets, and (iii) the Person executing and delivering this Limited Guaranty on behalf of the Guarantor is duly authorized to do so; (b) the Guarantor has all requisite power and authority to execute, deliver and perform this Limited Guaranty; (c) except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guaranty by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guaranty by the Guarantor; (d) assuming the due execution and delivery of this Limited Guaranty by the Guaranteed Party, this Limited Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guaranty, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guaranty shall be available to the Guarantor for so long as this Limited Guaranty shall remain in effect in accordance with Section 9 (Continuing Guaranty) hereof.

7.         NO ASSIGNMENT.

(a)             The provisions of this Limited Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Limited Guaranty nor any rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that no assignment by either party shall relieve the assigning party of any of its obligations hereunder.  Notwithstanding the foregoing, (i) the Guarantor may assign its rights, interests and obligations hereunder without the prior written consent of the Guaranteed Party to any affiliate of the Guarantor (other than Parent or Merger Sub) (except that no such assignment shall relieve the Guarantor of its obligations under this Limited Guaranty unless such affiliate has fully performed and discharged its obligations hereunder), and (ii) if the Guarantor assigns any portion of its obligations under the Subscription Agreement to a third party, then the Guarantor may assign a corresponding portion of its obligations hereunder to such third party assignee without the prior written consent of the Guaranteed Party, so long as such third party assignee has the financial capacity to perform such assigned portion of the Guarantor’s obligations hereunder, which financial capacity shall be reasonably satisfactory to the Guaranteed Party, and subject to the execution and delivery to the Company of a limited guaranty in the same form as this Limited Guaranty by such third party assignee with respect to such assigned obligations.  In the event that the Guaranteed Percentage of the Guarantor would be 100% under, and subject to, the terms of Section 1 hereof, following an assignment by the Guarantor of a portion of its obligations hereunder to a third party assignee pursuant to clause (ii) of the foregoing sentence, the Guaranteed Percentage of the Guarantor shall be reduced by the portion of the Guarantor’s obligations hereunder assigned to such third party assignee, and the Guarantor and such third party assignee shall be severally but not jointly liable for their respective percentages of the Guaranteed Obligations hereunder in accordance with, and subject to, the terms hereof.  Any purported assignment in violation of this Limited Guaranty will be null and void.

8.         NOTICES.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier.

(a)         If to the Guarantor:

PAG Asia I LP
32/F, AIA Central
1 Connaught Road, Central
Hong Kong
Attention:	David J. Kim
Facsimile:	+(852) 3764 0284

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
ICBC Tower, 35/F
3 Garden Road, Hong Kong
Attention: Kathryn King Sudol
Facsimile: +(852) 2869 7694

and

Cleary Gottlieb Steen & Hamilton LLP
c/o Cleary Gottlieb Steen & Hamilton (Hong Kong)
Bank of China Tower, 39th
One Garden Road, Hong Kong
Attention: Sang Jin Han
Facsimile:  + (852) 2160 7807

(b)         If to the Guaranteed Party:

Funtalk China Holdings Limited
21/F, Block D, The Place Tower
No. 9 Guanghua Road, Chaoyang District
Beijing 100020, PRC
Attention: Maggie Wang
Facsimile: +86 (10) 5709 1009

with a copy to (which shall not constitute notice):

Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong Kong
Attention: David T. Zhang
Facsimile: +852 2522 7006

and

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC
Attention: Peter Huang
Facsimile: +86 (10) 6535 5577

9.         CONTINUING GUARANTY. This Limited Guaranty shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until all of the Guaranteed Obligations have been fully performed. Notwithstanding the foregoing, this Limited Guaranty shall terminate and the Guarantor shall have no further obligations under this Limited Guaranty as of the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with its terms by mutual consent of the parties thereto or in circumstances where there are no unpaid Guaranteed Obligations of Parent; and (iii) the earlier of (A) the date falling seven (7) months from the date hereof and (B) the date falling 30 days after the termination of the Merger Agreement in circumstances where there are unpaid Guaranteed Obligations of Parent (unless, in the case of clause (iii) above, the Guaranteed Party has made a claim under this Limited Guaranty prior to such date, in which case the relevant date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or by binding arbitration pursuant to Section 14 (Arbitration) hereof).  Notwithstanding the foregoing, or anything express or implied in this Limited Guaranty or otherwise, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding (A) that the provisions of Section 1 hereof limiting the Guarantor’s liability to its Cap (except as otherwise provided in clause (c) of Section 1) and limiting the Guaranteed Party’s enforcement hereof to the payment of money only or the provisions of this Section 9, Section 10 (No Recourse), Section 11 (Governing Law), Section 15 (No Third Party Beneficiaries) or Section 17 (Miscellaneous) or the last sentence of Section 5 (No Subrogation) hereof are illegal, invalid or unenforceable in whole or in part, (B) that the Guarantor is liable in respect of the Guaranteed Obligations in excess of or to a greater extent than the Cap, or (C) any theory of liability against any Recourse Party (as defined below) or any Non-Recourse Party (as defined below) with respect to this Limited Guaranty, the Equity Funding Letters, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement, or the transactions contemplated hereby or thereby, other than Retained Claims (as defined below) asserted by the Guaranteed Party against the Recourse Party(ies) against which such Retained Claims may be asserted in accordance with Section 10 hereof, then: (i) the obligations of the Guarantor under or in connection with this Limited Guaranty shall terminate ab initio and be null and void; (ii) if the Guarantor has previously made any payments under or in connection with this Limited Guaranty, it shall be entitled to recover and retain such payments; and (iii) neither the Guarantor nor any other Recourse Parties or any Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party or any other Person in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Funding Letters), or the transactions contemplated hereby or thereby.

10.         NO RECOURSE. The Guaranteed Party acknowledges and agrees that neither Parent nor Merger Sub has any assets, other than their respective rights under the Merger Agreement and the agreements contemplated thereby and that no funds are expected to be contributed to Parent or Merger Sub unless and until the Effective Time. By its acceptance of the benefits of this Limited Guaranty, the Guaranteed Party acknowledges and agrees that: (a) no Person other than the Guarantor shall have any obligations under or in connection with this Limited Guaranty, (b) the Guarantor shall have no obligations under or in connection with this Limited Guaranty except as expressly provided by this Limited Guaranty and subject in each case to the Guarantor’s Cap, and (c) no liability shall attach to, and no recourse shall be had by the Guaranteed Party, any of its Affiliates or any Person purporting to claim by or through any of them or for the benefit of any of them under any theory of liability (including without limitation by attempting to pierce a corporate, limited liability company or partnership veil, by attempting to compel Parent or Merger Sub to enforce any rights that they may have against any Person, by attempting to enforce any assessment, or by attempting to enforce any purported right at law or in equity, whether sounding in contract, tort, statute or otherwise) against any Recourse Party or any Non-Recourse Party in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Funding Letters), or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), except that, notwithstanding the foregoing, the Guaranteed Party may assert claims solely against: (i) the Guarantor under, and pursuant to the terms and conditions of, this Limited Guaranty (subject to the Guarantor’s Cap); and (ii) Parent or Merger Sub in accordance with and pursuant to the terms and conditions of the Merger Agreement (the claims described in clauses (i) and (ii) collectively, the “Retained Claims”).

As used herein, the term “Recourse Parties” shall mean Parent, Merger Sub and the Guarantor, collectively, and the term “Non-Recourse Parties” shall mean, collectively, the Recourse Parties’ respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing; provided that none of the Recourse Parties shall be Non-Recourse Parties.
The Guaranteed Party hereby covenants and agrees that it shall not, and it shall cause its Affiliates not to, institute any proceeding or bring any claim in any way under or in connection with this Limited Guaranty, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guaranty or the Merger Agreement (including, without limitation, the Equity Funding Letters), or the transactions contemplated hereby or thereby (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) against (i) the Non-Recourse Parties or (ii) the Guarantor or any other Recourse Parties, except in the case of clause (ii) for Retained Claims asserted by the Guaranteed Party against the Recourse Party(ies) against which such Retained Claims may be asserted in accordance with the second sentence of this Section 10. Other than the Guaranteed Party, the Guarantor, the other Non-Recourse Parties and the Recourse Parties, no Person shall have any rights or remedies under or in connection with this Limited Guaranty or the transactions contemplated hereby.

11.         GOVERNING LAW. This Limited Guaranty shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

12.         COUNTERPARTS.  This Limited Guaranty shall not be effective until it has been executed and delivered by both parties hereto.  This Limited Guaranty may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Limited Guaranty may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Limited Guaranty is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13.         ARBITRATION.

a.         Any dispute, controversy or claim arising out of or relating to this Limited Guaranty or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Limited Guaranty) (each a “Dispute”) shall be finally settled by arbitration.

b.         The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC in force at the date of commencement of the arbitration (the “HKIAC Rules”).

c.         The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules.

d.         Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

e.         Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

f.         The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

g.         Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

14.         SEVERABILITY.

  The provisions of this Limited Guaranty shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof; provided, however, that this Limited Guaranty may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to its Cap provided in Section 1 hereof and to the provisions of Sections 9 (Continuing Guaranty) and 10 (No Recourse) hereof. If any provision of this Limited Guaranty or the application thereof to any Person or any circumstance is determined to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party, subject to the provision in the immediately preceding sentence. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Limited Guaranty so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

15.         NO THIRD PARTY BENEFICIARIES. This Limited Guaranty shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guaranty is intended to, or shall, confer upon any other Person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; except that as a material aspect of this Limited Guaranty the parties intend that all Recourse Parties other than the Guarantor and all Non-Recourse Parties shall be, and such Recourse Parties and Non-Recourse Parties are, intended third party beneficiaries of this Limited Guaranty who may rely on and enforce the provisions of this Limited Guaranty that bar the liability, or otherwise protect the interests, of such Recourse Parties and Non-Recourse Parties.

16.         CONFIDENTIALITY. This Limited Guaranty shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guaranty may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor; provided, that no such written consent is required for any disclosure of the existence of this Limited Guaranty by the Guaranteed Party (a) to the extent required by applicable Law, (b) to the extent that the information is already publicly available other than as a result of a breach of this Limited Guaranty by the Guaranteed Party or any other Person, (c) pursuant to any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement or (d) to the Guaranteed Party’s Representatives and Affiliates who need to know of the existence of this Limited Guaranty and are subject to confidentiality obligations.

17.         MISCELLANEOUS.

(a)             This Limited Guaranty, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), the Confidentiality Agreement, the Consortium Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule and the Subscription Agreement contains the entire agreement with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, understandings, agreements and undertakings, whether written or oral, among the Guarantor or any of its Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.  No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b)             The descriptive headings contained in this Limited Guaranty are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guaranty.

(c)             All parties acknowledge that each party and its counsel have reviewed this Limited Guaranty and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guaranty.

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IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guaranty to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

FUNTALK CHINA HOLDINGS LIMITED

By:	/s/ Hua Yang
Name: Hua Yang
Title: Director

SIGNATURE PAGE TO LIMITED GUARANTY – PAG

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Limited Guaranty as of the date first written above.

PAG ASIA I LP

By:	PAG Asia Capital GP I Limited, its general partner

By:	/s/ David J. Kim
Name: David J. Kim
Title: Partner

SIGNATURE PAGE TO LIMITED GUARANTY – PAG